Exhibit 4.13

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM.

WARRANT TO PURCHASE COMMON STOCK

OF

FNDS3000 CORP

This is to Certify That, FOR VALUE RECEIVED, Dorothy Ann Hancock, or her successors, assigns and heirs (collectively, “Holder”), is entitled to purchase, any time and from time to time during the Exercise Period (as defined in Section (a) below) and subject to the provisions of this Warrant, from FNDS3000 Corp, a Delaware corporation (the “Company”), 1,428,572 fully paid, validly issued and nonassessable shares of Common Stock of the Company (the “Common Stock”) at a price equal to seventeen and one-half cents ($0.175) per share, which price from time to time may be adjusted in accordance herewith. The number of shares of Common Stock to be received upon exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon any exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares” and the exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price”.

(a) EXERCISE OF WARRANT. This Warrant may be exercised in whole or in part at any time and from time to time beginning on April 13, 2010 (the “Issue Date”) through April 13, 2012 (the “Exercise Period”). This Warrant may be exercised, in whole or in part, by written notice of such exercise (each, an “Exercise Notice”) to the Company at its principal office with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form. As soon as practicable after each such exercise of the warrants, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. Upon receipt by the Company of an Exercise Notice and the appropriate aggregate Exercise Price for the applicable amount of Common Stock at its office in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be physically delivered to the Holder. On or before the first business day following the date on which the Company has received the Exercise Notice and the Exercise Price, the Company shall transmit by facsimile to Holder (i) an acknowledgment of confirmation of receipt of the Exercise Notice and (ii) a capitalization table showing in detail the names, addresses, ownership, voting or other interests of all outstanding equity securities of the Company and instruments convertible into Common Stock and any other equity securities of the Company, and the calculation of the number of Warrant Shares to be issued pursuant to this Warrant.

(b) RESERVATION OF SHARES. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise of this Warrant will, upon issuance, be duly authorized and validly issued, fully paid and nonassessable, and no personal liability will attach to the holder thereof. The Company shall at all times reserve solely for issuance and/or delivery upon exercise of this Warrant such number of shares of its Common Stock as shall be required for issuance and delivery upon exercise of this Warrant; and if at any time the number of authorized but unissued shares of Common Stock shall be insufficient to effect the issuance of the Warrant Shares, the Company shall take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number.

(d) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is assignable and is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company for other warrants of different denominations entitling the holders thereof to purchase in the aggregate the same number of shares of Common Stock purchasable hereunder. Upon surrender of this Warrant to the Company at its principal office, with the Assignment Form annexed hereto duly executed, the Company shall, without charge, execute and deliver a new Warrant or Warrants in the name of the assignee(s) named in such instrument of assignment and this Warrant shall promptly be canceled. This Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term “Warrant” as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) receipt by the Company of indemnification reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

(e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company in excess of those already vested in Holder as of the date hereof, either at law or equity.

(f) ANTI-DILUTION PROVISIONS. The number of shares of Common Stock purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time thereafter upon the happening of certain events as follows:

(i) Dividends, Splits, Combinations, Reclassifications. In the event the Company shall hereafter (A) pay a stock dividend or make a stock distribution of shares of Common Stock with respect to the Common Stock, (B) subdivide its outstanding Common Stock into a greater amount of Common Stock, (C) combine its outstanding Common Stock into a smaller amount of Common Stock, or (D) issue by reclassification of its Common Stock any other security of the Company, the Exercise Price in effect immediately prior to such action shall be adjusted so that Holder shall be entitled to receive the amount of Common Stock or other capital stock of the Company it would have owned immediately following such action had this Warrant or any remaining portion hereof been converted in full immediately prior thereto. All adjustments made pursuant to this Section (f)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this Section (f)(i), Holder shall become entitled to receive the Warrant Shares and other securities of the Company, the Board of Directors of the Company shall reasonably determine the allocation of the adjusted Exercise Price between or among the Warrant Shares and such other securities. If the amount of any single adjustment of the Exercise Price required pursuant to this Section (f)(i) would be less than one cent ($.01) at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one cent ($.01) when the Exercise Price is subsequently adjusted.

(ii) Sale of Shares of Common Stock Below Exercise Price. If at any time or from time to time after the date this Warrant is issued, the Company issues or sells, or is deemed by the express provisions of this Section (f)(ii) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section (f)(i) above, and other than a subdivision or combination of shares of Common Stock as provided in Section (f)(i) above, for an Effective Price (as hereinafter defined) less than the Exercise Price (subject to adjustment for any events after the Issue Date described in Section (f)(i), then the then existing Exercise Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price.

(A) Determination of Consideration. For the purpose of making any adjustment required under this Section (f)(ii), the consideration received by the Company for any issue or sale of securities shall (1) to the extent it consists of cash, be the amount of cash received by the Company therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection thereof, (2) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (3) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(B) Treatment of Convertible Securities. For the purpose of the adjustment required under this Section (f)(ii), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Exercise Price (subject to adjustment as aforesaid), in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the amounts of consideration without reference to such clauses; and provided further that if the amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Exercise Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Exercise Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Exercise Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior exercises of this Warrant.

(C) Excluded Issuances. For purposes of this Warrant, the term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section (f)(ii), whether or not subsequently reacquired or retired by the Company other than (1) shares of Common Stock issued upon exercise of this Warrant; and (2) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the date this Warrant is issued.

(D) Effective Price. For purposes of this Warrant, the term “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section (f)(ii), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section (f)(ii), for such Additional Shares of Common Stock.

(iii) Whenever the number of Warrant Shares are adjusted, as herein provided, the Company shall promptly, but no later than twenty (20) days after the consummation of the event giving rise to such adjustment, cause a notice setting forth the adjusted Warrant Shares issuable upon exercise of each Warrant and information describing the transactions giving rise to such adjustments to be mailed by certified mail to the Holder. Each such notice shall also be made available at all reasonable times for inspection by any Holder of a Warrant executed and delivered pursuant to Section (a). The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section (f), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(iv) In the event that at any time, as a result of an adjustment made pursuant to this Section (f), the Holder of this Warrant thereafter shall become entitled to receive any shares of the

Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section (f).

(v) Irrespective of any adjustments made in the number of Warrant Shares issuable upon the exercise of this Warrant, Warrants theretofore issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

(g) NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Common Stock or (ii) if the Company shall offer to the holders of Common Stock for subscription or purchase by them any share of any class or any other rights or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another entity, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen (15) days prior the date specified in (x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification , reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(h) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other similar change of the outstanding shares of capital stock of the Company, consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Common Stock of the class issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Company resulting in any distribution to the Company’s stockholders, the Company shall cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant at any time prior to the expiration of the Warrant, to purchase the kind and amount of shares of stock, and other securities and property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section (h) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of the Company’s capital stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Common Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Common Stock, any such issue shall be treated as an issue of Common Stock covered by the provisions of Section (f)(i) hereof.

(i) INTENTIONALLY OMITTED.

(j) NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, by facsimile or sent by overnight express or by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	FNDS300 Corp 4651 Salisbury Road, Suite 485
Jacksonville, FL 32256
Attention: Joseph F. McGuire
Telephone: 904-273-2702
Facsimile: 904-273-7231

With a copy to:	Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Attention: Stephen M. Fleming
Telephone: 516-833-5034
Facsimile: 516-977-1209

If to Holder:	Dorothy Ann Hancock
1417 Garmon Ferry Road
Atlanta, GA 30327

With copy to:

Each party shall provide notice to the other party of any change in address.

(l) INVESTMENT. The Holder hereof covenants and agrees that this Warrant has been taken for investment and for its own account and not with a view toward resale or distribution within the meaning of the Securities Act of 1933, as amended or any state securities law. Furthermore, such Holder acknowledges that the certificate(s) representing the shares of Common Stock issuable upon exercise of this Warrant will bear an appropriate legend to this effect.

(m) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

(Signatures on the following page)

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its duly authorized officers effective as of April 13, 2010.

COMPANY:

FNDS3000 CORP

By:	/s/ Joseph F. McGuire
Name:	Joseph F. McGuire
Title:	Chief Financial Officer

Attest:

Name:
Title:

PURCHASE FORM

Dated

The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing              shares of Common Stock and hereby makes payment of              in payment of the actual price thereof.

INSTRUCTIONS FOR REGISTRATION OF STOCK

Name
(Please typewrite or print in block letters)

Address

Signature

WARRANT EXCHANGE

The undersigned, pursuant to the Warrant Exchange provisions of the foregoing Warrant, hereby elects to exchange its Warrant for              shares of Common Stock.

Date:

Print Name

Address

Signature

ASSIGNMENT FORM

FOR VALUE RECEIVED,              hereby sells, assigns and transfers unto

Name
(Please typewrite or print in block letters)

Address

the right to purchase Common Stock represented by this Warrant to the extent of             shares as to which such right is exercisable and does hereby irrevocably constitute and appoint             Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.

Date

Signature